NEWS RELEASE

For Release:    Immediately

Contact:    Robert Webb, robert_webb@mohawkind.com

MOHAWK INDUSTRIES NAMES MAURO VANDINI
PRESIDENT – GLOBAL CERAMIC SEGMENT

Calhoun, Ga., Sept. 05, 2024 — Mohawk Industries, Inc. (NYSE: MHK) today announced the promotion of Mauro Vandini as President of the Company’s Global Ceramic Segment, effective September 15, 2024. Vandini will also maintain his present role as President of Mohawk’s European Ceramic business with the support of his talented team.

“I have worked with Mauro since 2013, following the Marazzi acquisition, and I respect his deep knowledge of ceramic manufacturing, sales and marketing and his ability to drive improvements in all areas of the business,” said Jeff Lorberbaum, Mohawk’s Chairman and Chief Executive Officer. “Since we acquired Dal-Tile in 2002, Mohawk has become the world’s largest producer of ceramic tile, with manufacturing in eight countries on three continents and sales in approximately 140 nations. Mauro has built strong partnerships with our regional ceramic business leaders, and he will collaborate with them to optimize their performance and bring outstanding design, quality and value to our customers.”

Vandini’s career began with Marazzi Group in 1983, and he subsequently worked as Marazzi’s technical director and Vice President of International Operations before serving as CEO of Marazzi Group. Following Mohawk’s acquisition of Marazzi, Vandini became the head of the European ceramic business. Under Vandini’s direction, European ceramic operations were modernized, complementary businesses in Italy, Bulgaria and Poland were acquired and a successful entry into the rapidly growing porcelain slab market was completed.

“I am honored to lead Mohawk’s Global Ceramic segment,” said Vandini. “I will continue working with our strong leaders across our regions to benefit our customers, associates and investors. As the world’s largest ceramic tile manufacturer, our focus will remain on industry-changing design, operational excellence and exceeding the expectations of our customers around the world.”

Chris Wellborn will assist Vandini during his transition to the Global Ceramic segment leadership role and will continue his responsibilities as Mohawk’s President and Chief Operating Officer, working with Lorberbaum to ensure that Mohawk’s strategies are maximizing the Company’s long-term results as the flooring industry recovers.
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ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer, creating products that enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Mohawk’s industry leading innovation has yielded products and technologies that differentiate its brands in the marketplace and satisfy all remodeling and new construction requirements. Those brands are among the most recognized in the industry and include American Olean, Daltile, Eliane, Elizabeth, Feltex, Godfrey Hirst, Grupo Daltile, Karastan, Marazzi, Moduleo, Mohawk, Mohawk Group, Performance Accessories, Pergo, Quick-Step, Unilin and Vitromex. During the past two decades, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in North America, Europe, South America and Oceania.